Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Bridgeline Digital, Inc. Form S-3 filed under the Securities Act of 1933, as amended, of our report dated December 23, 2024, with respect to our audit of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2024 and 2023, and for each of the two years in the period ended September 30, 2024, originally appearing in the Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, NY

February 24, 2025